                                                                                                                        Doc. #852525v.3

                                                                                                                        Doc. #852525v.3

                            STOCK PURCHASE AGREEMENT

     THIS STOCK  PURCHASE  AGREEMENT  (the  "Agreement")  is entered  into as of
December 19, 2004 by and among NIMESH PATEL,  ASHOK PATEL and KALA PATEL (each a
"Seller",  and  collectively  the "Sellers"),  and SMARTSERV  ONLINE,  INC. (the
"Buyer").

                                    RECITALS

     WHEREAS,  Sellers own all of the issued and  outstanding  common stock (the
"Stock") of KPCCD, Inc. ("KP"); and

     WHEREAS,  Buyer  desires  to  purchase  all of the  Stock on the  terms and conditions set forth herein; and

     WHEREAS,  Sellers desire to sell all of the Stock to Buyer on the terms and conditions set forth herein.

     NOW,  THEREFORE,  in consideration of the foregoing recitals and the mutual promises  hereinafter  set forth,  the parties  hereto,  intending to be legally bound,  agree as  follows  (all  defined  terms not  otherwise  defined  in this
Agreement shall have the meanings set forth on Exhibit A attached hereto):

1.   AGREEMENT TO  SELL  AND  PURCHASE  THE  STOCK.  Subject  to  the  terms and
conditions  of  this  Agreement  and  in  reliance  upon  the   representations,
warranties,  promises,  agreements and  undertakings in this Agreement,  Sellers shall  grant,  sell,  assign,  transfer,  convey and deliver all of their right, title and  interest in and to the Stock to Buyer,  and Buyer shall  purchase and acquire the Stock from Sellers, on the Closing Date.

2.   PURCHASE PRICE; CLOSING.

     2.1  Purchase Price. (a) In consideration for the sale of the Stock and the other  undertakings of Sellers in this  Agreement,  and subject to the terms and conditions of this Agreement,  Buyer shall pay the Purchase Price as provided in this Section 2. The  purchase  price  ("Purchase  Price") for the Stock shall be equal to One Million  (1,000,000)  shares of common stock of Buyer (the "Buyer's
Stock" or "Registrable Shares").

          (b)  The Buyer's Stock shall be allocated and issued to the Sellers as follows:

         Seller                      # of Shares of Buyer's Stock

         Nimesh Patel                         333,333

         Ashok Patel                          333,333

         Kala Patel                           333,334

     2.2  Closing.  The closing ("Closing") of the transactions  pursuant to this
Agreement shall take place on or before January 7th, 2005 (the "Closing  Date"), at the  principal  offices  of  Buyer,  or at such  other  time and place as the parties hereto shall mutually agree.

     2.3 Piggyback Registration.

          (a)  If, at any time after the date  hereof and  continuing  until two years from the date  hereof,  the Buyer  proposes to register  any of its Common
Stock under the Securities  Act of 1933, as amended  ("Securities  Act") whether
as a result of a primary or secondary offering of Common   Stock or  pursuant to
registration  rights granted to holders of other securities  of the Company (but excluding in all cases (i) any registrations to be effected on Forms S-4 or  S-8 or other applicable successor Forms, or (ii) any registrations  relating to what may be referred to as an "equity  line of credit" or similar  transaction),  the
Buyer shall, each such time, give to each  Seller prompt  written notice  of its intent to do so. Upon the written request of a Seller given within 10 days after the giving of any such notice by the Buyer, the Buyer shall use its best efforts to cause to be included in such registration any Registrable Shares requested by such Seller to be  registered  thereunder;  provided  such Seller agrees to sell those of his Registrable  Shares to be included in such registration in the same manner  and on the same  terms and  conditions  which  shall be  reasonable  and customary,  as the other  shares of Common  Stock  which the Buyer  proposes  to register.

          (b)  If a  registration pursuant to Subsection 2.3(a)  hereof involves an underwritten offering and the managing underwriter  shall advise the Buyer in writing that, in its opinion,  the number of shares of Common Stock requested by a Seller to be included in such  registration is likely to affect materially and adversely  the success of the  offering or the price that would be received  for any shares of Common  Stock  offered  in such  offering,  then,  notwithstanding anything in subsection 2.3(a) to the contrary,  the Buyer shall only be required to include in such registration, to the extent of the number of shares of Common
Stock which the Buyer is so advised can be sold in such offering, pro rata among
all  stockholders   having   registration   rights  (demand  and/or   piggyback)
(including, without limitation, Sellers) on the basis of the number of shares of
Common Stock that each of them requested to be included in such registration.

          (c) In connection  with any  offering i nvolving  an  underwriting  of shares the Buyer shall not be required under  subsection (a) hereof or otherwise to include any Registrable Shares of a Seller therein unless such Seller accepts and agrees to  the  terms of the  underwriting,  which  shall be  reasonable and customary, as agreed upon between the Buyer and the underwriters selected by the
Buyer.

          (d)  The  Buyer  may  at  any  time  delay  or  withdraw a registration
contemplated  by  this   subsection  (a)  or  otherwise  elect  to  cause   such
registration not to become effective.

          (e)  It shall be  a condition precedent  to  the  obligations  of  the
Buyer to take any action  pursuant to this Agreement that a Seller shall furnish to the Buyer such  information  as may be required  under the Securities Act and other applicable laws to permit any registration  statement employed to register the  Registrable  Shares  to be filed in  accordance  with  Rule 415  under  the
Securities Act (or any successor provision), if such Rule is available  to   the

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Buyer, and such information  regarding such Seller, the Registrable  Shares, the intended  methods  of  disposition  of the  Registrable  Shares  and such  other information as, in the reasonable  opinion of counsel to the Buyer, is necessary to enable the Buyer to cause such registration statement to be properly prepared and filed in accordance with  applicable laws and to obtain  acceleration of the effective date hereof.

          (f)  The Buyer  shall pay all expenses arising from or incident to its performance of, or compliance  with,  this  Agreement,  including (i) SEC, stock exchange  and NASD  registration  and filing  fees,  (ii) all fees and  expenses incurred in complying  with  securities or "blue sky" laws,  (iii) all printing, messenger  and  delivery  expenses,  and (iv) the fees,  charges and expenses of counsel to the Buyer and of its  independent  public  accountants  and any other accounting  fees,  charges and  expenses  incurred by the Buyer  (including  any expenses  arising from any "cold comfort" letters or any special audits incident to or required by any registration or qualification), regardless of whether such
Registration  Statement is declared effective.  All of the expenses described in the  preceding  sentence  of this  subsection  (f) are  referred  to  herein  as
"Registration Expenses."  Notwithstanding the foregoing, a Seller shall bear the expense of any  broker's  commission  or  underwriter's  discount or  commission relating to the sale of Registrable  Shares,  the cost of his or her own counsel and accountants as well as any transfer taxes applying to any Registrable Shares sold in a registration of the Buyer's securities.

          (g)  In the event that any Registrable Shares of a Seller are included in a registration statement pursuant to this Agreement:

               (i) To the  fullest  extent  permitted  by law,  the  Buyer  will indemnify  and hold  harmless  a Seller,  any  underwriter  (as  defined  in the
Securities  Act)  for the  Buyer,  and each  officer,  director,  fiduciary  and employee (and affiliates thereof) of such Seller (each, a "Seller Affiliate") or such  underwriter,  each broker or other person acting on behalf of a Seller and each person,  if any, who controls  such Seller or such  underwriter  within the
meaning  of  the  Securities  Act,  against  any  losses,   claims,  damages  or
liabilities,  joint or  several,  to which  they may  become  subject  under the
Securities  Act or  otherwise,  insofar  as  such  losses,  claims,  damages  or liabilities  (or  actions  in  respect  thereof)  arise out  of  or  are  based upon any untrue or alleged  untrue  statement of any material fact  contained in such  registration  statement,  including  any  preliminary  prospectus or final prospectus  contained  therein or any  amendments  or  supplements  thereto, or arise out of or are based upon the omission or alleged omission to state therein a  material  fact  required  to be  stated  therein,  or  necessary  to make the statements  therein  not  misleading,  or  any  violation  by the  Buyer  of the
Securities Act, the Securities  Exchange Act of 1934 or state securities or blue sky laws  applicable to the Buyer and leading to action or inaction  required of the Buyer in  connection  with such  registration  or  qualification  under such
Securities  Act or state  securities  or blue sky laws;  and will  reimburse  on demand to such Seller,  such underwriter,  such broker or other person acting on behalf of such Seller or such  officer,  director,  fiduciary,  or employee  (or affiliates  thereof) for any legal or other expenses  reasonably incurred by any of them in connection  with  investigating  or defending  any such loss,  claim, damage,  liability or action,  subject to the  provisions of subsection  2.3 (g)
(iii)  provided,  however,  that  the  indemnity  agreement  contained  in  this subsection  2.3 (g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage,  liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor

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shall the Buyer be liable in any such case for any such loss, damage,  liability or  action  to the  extent  that it  arises  out of or is based  upon an  untrue statement or alleged untrue  statement or omission made in connection  with such registration statement,  preliminary prospectus, final prospectus, or amendments or  supplements  thereto,  in  reliance  upon  and in  conformity  with  written information  furnished  expressly for use in connection  with such  registration statement  by a  Seller  or an  agent of a Seller  authorized  to  provide  such information.

               (ii) To the  fullest extent  permitted  by  law,  a  Seller  will indemnify and hold harmless the Buyer, each of its directors and officers,  each person, if any, who controls the Buyer within the meaning of the Securities Act, and any  underwriter  for the Buyer (within the meaning of the Securities  Act), against any losses,  claims,  damages or  liabilities  to which the Buyer or any such director,  officer,  controlling  person, or underwriter may become subject to, under the  Securities  Act or  otherwise,  insofar as such  losses,  claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged  untrue  statement of any material fact  contained in such  registration  statement,  including  any  preliminary  prospectus or final prospectus  contained therein or any amendments or supplements thereto, or arise out of or are based upon the  omission or alleged  omission  to state  therein a material fact required to be stated  therein or necessary to make the statements therein  not  misleading,  in each case  only to the  extent  that  such  untrue statement or alleged untrue  statement or omission or alleged  omission was made in such registration  statement,  preliminary prospectus,  final prospectus,  or amendments or  supplements  thereto,  in reliance  upon and in  conformity  with written information  furnished by a Seller or an agent of a Seller authorized to
provide  such   information,   expressly  for  use  in   connection   with  such
registration;  and such  Seller  will  reimburse  on  demand  any legal or other expenses  reasonably  incurred  by the  Buyer  or any  such  director,  officer, controlling  person or underwriter in connection with investigating or defending any such loss, claim, damage,  liability or action, subject to the provisions of subsection (g)(iii). In no event shall the amount of any indemnification  amount paid or to be paid by Seller  exceed  the  proceeds  of the sale of  Registrable
Shares (net of  underwriting  commissions or discounts  and/or  brokers' fees or commissions) actually received by a Seller.

               (iii) Promptly  after receipt by an indemnified  party under this
subsection   2.3 (g)  of   notice   of  the   commencement  of any  action, such
indemnified  party will, if a claim in respect thereof is to be made against any indemnifying  party under this subsection 2.3 (g), notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to  participate  in and,  to the extent the  indemnifying  party  desires,
jointly  with   any  other  indemnifying  party  similarly   noticed,  to assume
at its expense  the  defense  thereof  with counsel selected by the indemnifying
party   and  reasonably  satisfactory  to  the  indemnified    party;  provided,
however,  that, if any indemnified  party shall have  reasonably  concluded that there may be one or more legal  defenses  available  to such  indemnified  party which are different  from or additional to those  available to the  indemnifying party,  or that such claim or  litigation  involves or could have an effect upon matters beyond the scope of the indemnity  agreement provided in this subsection
2.3 (g) the indemnifying party shall not have the right to assume the defense of such action on behalf of such  indemnified  party, and such  indemnifying  party
shall  reimburse  such  indemnified  party  and  any  person   controlling  such
indemnified  party  for  the  fees  and  expenses  of  counsel  retained  by the indemnified  party which are  reasonably  related to the matters  covered by the indemnity  agreement  provided  in  this  subsection  2.3  (g).  Subject  to the foregoing,  an  indemnified  party  shall  have  the  right  to  employ separate

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counsel in any such action and to  participate  in the  defense  thereof but the fees and expenses of such counsel shall not be at the expense of the Buyer.  The failure to notify an indemnifying party promptly of the commencement of any such action,  if materially  prejudicial to his ability to defend such action,  shall relieve such indemnifying  party of any liability to the indemnified party under this  subsection 2.3 (g), but the omission so to notify the  indemnifying  party will not relieve him of any liability which he may have to any indemnified party otherwise other than under this subsection 2.3 (g).

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Sellers  hereby,  jointly and severally,  represent and warrant to Buyer as follows  (with-in  10 days  from the date  hereof,  sellers  shall  provide  the
Schedules  to  Buyer,   which  shall  be  satisfactory  to  Buyer  in  its  sole
discretion):

     3.1  Organization  and Good Standing.  KP is a corporation  duly organized, validly  existing,  and in good standing under the laws of its  jurisdiction  of incorporation,  with full corporate  power and authority to conduct its business as it is now being  conducted,  to own or use the  properties and assets that it owns and uses, and to perform all of its obligations. KP is duly qualified to do business as a foreign  corporation and is in good standing under the laws of any other  jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, except where the failure to be so qualified would not have a material adverse effect on KP or its business.  Sellers have delivered to Buyer true, accurate and complete copies of the Organizational Documents of KP, as currently in effect.

     3.2  Authority; Title to Stock; No Conflict. (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in  accordance  with its  terms,  except as  enforceability  may be  limited  by bankruptcy and other similar laws and general principles of equity.  Each Seller has the requisite right, power,  authority,  and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (b)  Neither the  execution and delivery of this  Agreement by Sellers nor  the  consummation  or  performance  by  Sellers of any of the  transactions contemplated  hereby, directly or indirectly (with or without notice or lapse of time):  (i)  contravene,  conflict  with,  or result in a  violation  of (A) any provision of the  Organizational  Documents of KP, or (B) any resolution adopted by the  board of  directors  or the  stockholders  of KP;  (ii) (A)  contravene, conflict  with, or result in a violation of, any Legal  Requirement or any Order to which  any  Seller or KP, or any of the  assets  owned or used by KP,  may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any  Governmental  Authorization  that is held by KP or any of the assets owned or used by KP; (iv) contravene, conflict with, or result in a violation  or breach of any  provision  of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel,  terminate, or modify, any Contract to which KP is a party; or (v) result in the imposition or creation of any Encumbrance  upon or with respect to any asset or assets  owned or used by KP except  pursuant to the
Master Vendor Agreement and any other document, instrument on agreement executed
and  delivered  in  connection  with  the  transactions   contemplated  by  this
Agreement.

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         (c)  Neither  any Seller nor KP is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the  consummation or performance of any of the transactions contemplated hereby.

     3.3  Capitalization.  The authorized equity securities of KP consist of 200 shares  of common  stock,  no par value per  share.  Schedule  3.3 sets  forth a complete and accurate  list of all equity  securities  of KP that are issued and outstanding as of the date of this Agreement.  There are no outstanding options, warrants,  calls,  commitments,  agreements,  pre-emptive  or  other  rights  to subscribe for, purchase or otherwise acquire equity securities of KP. All of the issued and  outstanding  equity  securities  of KP set forth on Schedule 3.3 are owned of record and beneficially by Sellers, free and clear of all Encumbrances.
Except as  described  on  Schedule  3.3,  no legend  or other  reference  to any purported  Encumbrance  appears upon any  certificate  representing  outstanding equity  securities of KP. All of the  outstanding  equity  securities of KP have been duly  authorized and validly  issued and are fully paid and  nonassessable.
There are no Contracts relating to the issuance, sale, or transfer of any equity securities of KP. None of the outstanding  equity securities or other securities of KP was issued in  violation  of the  Securities  Act or any other  applicable securities laws. KP does not own, and is not a party to any Contract to acquire, any  equity  securities  or other  securities  of any  Person  or any  direct or indirect equity or ownership interest in any other business.

     3.4 Financial Information.

          (a) KP has not prepared any formal financial statements. The Financial
Information (as hereinafter defined) which Sellers have provided to Buyer is tax basis (which is modified cash basis derived from the tax returns). The Financial
Information  has  not  been  prepared  in  accordance  with  generally  accepted accounting principles.

          (b) Schedule 3.4 contains the following:

               (i)  Sales and Invoice reports for June, July and August of 2004,
               (ii) KP tax returns for 2003, 2002, and 2001,
               (iii)KP Quick Book Profit and Loss Statement,  Balance  Sheet and
                    Cash Flow Statement for January  through July 2004  (the "KP
                    Quick Books Information"),
               (iv) Bank statements from North Fork Bank for May, June, July and
                    August,  2004,
               (v)  Accounts receivable listing as of August 31, 2004,
               (vi) A/P  listing  as of August  31,  2004,  and
               (vii)Physical inventory listings as of August 31, 2004

Sellers  have also orally  provided  financial  information  pertaining  to KP's selling,  general and administrative  expenses,  which financial  information as reflected in the Forecast (as defined in the Master Vendor  Agreement)  has been reviewed  and  approved  in such  written  format  by  Sellers  (such  financial information pertaining to selling,  general and administrative expenses, and the financial  information  contained in Schedule 3.4 is collectively defined as the
"Financial Information").

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          (c) The  Financial  Information  fairly  presents in all  material respects the financial  information stated therein;  provided that the KOP Quick
Books Information is subject to year-end adjustments.

     3.5  Books and Records.  All of the books of account, minute  books,  stock record books,  and other records of KP have been made available to Buyer and are correct and  complete  in all  material  respects  and have been  maintained  in accordance  with sound business  practices.  There currently is not in place any formal  system of internal  accounting  controls;  provided,  that the  Sellers'
direct  participation in the KP Business provides reasonable  assurance that (i)
transactions  are executed in accordance with  management's  general or specific
authorizations,   (ii)   transactions   are  recorded  as  necessary  to  permit
preparation of financial statements consistent with the books and records and to maintain  asset  accountability,  (iii)  access to assets is  permitted  only in accordance with  management's  general or specific  authorization,  and (iv) the recorded  accountability  for assets is  compared  with the  existing  assets at reasonable  intervals  and  appropriate  action  is taken  with  respect  to any differences.  All material  financial and record keeping functions are performed by the Sellers.  At the Closing,  all of the minute books and stock record books of KP will be delivered to Buyer.

     3.6  Property; Encumbrances.  Schedule 3.6 contains a complete and accurate list of all  leaseholds  in real  property  owned by KP.  Except as set forth on
Schedule 3.6, KP does not own or have any other  interest in any real  property.
KP owns all the properties  and assets  (whether  real,  personal,  or mixed and whether  tangible or  intangible)  that it purports  to own,  and has  leasehold interests in or possessory  rights to use all such properties and assets that it purports to have leasehold  interests in or possessory  rights to use. Except as set forth in Schedule  3.6, all  properties  and assets  reflected in the Latest
Balance Sheet are free and clear of all Encumbrances.

     3.7  Sufficiency  of Assets.  All of the assets  (tangible and  intangible)
owned,  leased or licensed by KP,  together with the inventory to be provided by
Sellers to KP pursuant to the Master Vendor Agreement (as hereinafter  defined), will be sufficient for the continued  conduct of KP's business after the Closing in substantially the same manner as conducted prior to the Closing,  except that
KP has no inventory and no cash or accounts  receivable  in accordance  with the terms of the transactions contemplated hereby.

     3.8  No Undisclosed Liabilities. At the time of the Closing, KP will have no liabilities or obligations of any nature (whether absolute, accrued, contingent,
or  otherwise)  except  for  liabilities   described  in  Schedule  3.8.,  which
liabilities on Schedule 3.10 will not be material to KP or its business.  Except as set forth on Schedule 3.8, KP has not made and is not  responsible  or liable for any  guarantees  or  warranties  with  respect to its  products,  nor has KP committed to repurchase any products from its customers.

     3.9 Taxes. Except  as set forth  on  Schedule  3.9, (a) KP has timely filed all Returns  required to be filed by it prior to the Closing Date; (b) as of the time of filing the  Returns  were true and correct in all  respects;  (c) KP has paid,  or made  provision  for the payment of, all Taxes shown to be due on such
Returns and all  estimated  Taxes;  (d) the charges,  accruals and reserves with respect  to Taxes on the books of KP are  adequate  to fully  account  for Taxes attributable  to all periods through the Closing Date; (e) KP has not waived (or been asked to waive) any statute of  limitations  affecting any Tax liability or agreed (or been asked to agree) to any extension of

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time during which a Tax  assessment or deficiency  assessment  may be made which waiver or extension is still outstanding; (f) there are no pending Tax audits of any Returns or any outstanding  unpaid  deficiencies or additions  thereto of KP and KP has not received  written  notice of any  unresolved  questions or claims concerning its Tax  liability;  (g) KP has made available to Buyer copies of all revenue  agent  reports and other  written  additions or  deficiencies  or other liabilities  for Taxes of KP; (h) KP has complied in all respects with all Legal
Requirements,  rules and  regulations  relating to the payment,  withholding and remittance  of Taxes or similar  provisions  under any federal,  state,  county, local or foreign laws,  including,  without limitation the payment,  withholding and remittance of all sales and use taxes; (i) KP is not nor has it been a party to any tax sharing  agreement;  (j) KP has never been a member of an  affiliated group  of  corporations  (as  defined  in Code  Section  1504(a))  that  filed a consolidated  federal  income  Return;  (k) KP has not  (i)  filed  any  consent agreement under Section 341(f) of the Code; (ii) received or applied for any tax relief or entered into any agreement that affects the  computation of future tax liability  for  periods  beginning  on and after the  Closing  Date;  (iii) made payments  or become  obligated  to make  payments  (including  pursuant  to this
Agreement) which will not be deductible  because of Sections 280G, 404 or 162(m)
of the Code; (iv) granted any power of attorney with respect to any matter which is currently  in force;  (v) been  required to include in income any  adjustment pursuant  to  Section  481(a)  of the Code by reason  of a  voluntary  change in accounting  method  utilized  by KP and KP has no  knowledge  that the  Internal
Revenue Service has proposed any such adjustment or change in accounting method;
(vi) made, or become subject to, an election as provided in Section 108(b)(5) of the Code (or any predecessor provision) for any taxable year; (vii) acquired any assets  which are  treated as "tax  exempt use  property"  within the meaning of
Section  168(h) of the Code or (viii)  disposed  of  property  in a  transaction accounted for under the  installment  method under Section 453 of the Code;  (l)
there are no liens with respect to Taxes upon any of the  properties  or assets, real or personal,  taxable or intangible, of KP (except for Taxes not yet due or payable);  and (m) each  Seller is not a foreign  person  within the  meaning of
Section 1445 of the Code.

     3.10 No Material  Adverse Change.  Since the date of January 1, 2004, there has not been any material adverse change in the business, results of operations, properties,  assets, or financial condition of KP (other than as contemplated by
Section 3.14(g)).

     3.11  Employee  Benefits.  (a) Schedule 3.11 contains a complete list of KP
Benefit Plans and complete  copies of each of the following  documents have been delivered  by  Sellers to Buyer:  (i) each KP Benefit  Plan  document  (and,  if applicable,  related trust agreements) and all amendments  thereto,  all written interpretations  thereof  and  written  descriptions  thereof  which  have  been distributed to employees of  KP or  any ERISA  Affiliate, a complete description of  any KP  Benefit  Plan  which  is  not in writing,  and all annuity contracts or other funding  instruments;  (ii) each  determination  letter  issued by  the
Internal  Revenue  Service,  with  respect to each KP ERISA Pension Plan and any
pending  or  the most  recent  application   for such  a   determination  letter
with respect  to  each  KP  ERISA  Pension Plan;  (iii) Annual Reports  on  Form
5500 Series  (including all applicable  schedules  thereto) required to be filed with any  governmental  agency for each KP Benefit Plan and Tax returns,  if any
(including all applicable  schedules thereto) for each trust related thereto for the three most recent plan years;  (iv) all actuarial  reports  prepared for the three most recent plan years for each KP ERISA Pension  Plan;  (v) all financial statements and accountant's  opinions relating to each KP ERISA Pension Plan and
KP  ERISA  Welfare  Plan  for  the  three  most  recent  plan  years;  (vi)  any correspondence or notifications  received from any governmental  agency relating to KP Benefit Plans; (vii) all administrative forms and related

                                      -8-

documents  used in connection  with the  administration  of the KP ERISA Pension
Plans and KP ERISA Welfare Plans;  and (viii) all other  contracts,  agreements, insurance  policies and fidelity  bonds  relating to the KP Benefit  Plans.  The following  information  has been supplied or made available by Sellers to Buyer:
the age,  compensation,  service and related data as of the last day of the last plan year for employees and former  employees of KP. Neither KP nor any KP ERISA
Affiliate  has, at any time,  directly or  indirectly  contributed  to or had an obligation to contribute to a  Multiemployer  Plan.  Neither KP nor any KP ERISA
Affiliate has any  announced  plan or legally  binding  commitment to create any additional KP Benefit Plans or to amend or modify any existing KP Benefit Plan.

          (b)  Except as provided in Schedule  3.11, each KP ERISA Pension Plan,
KP ERISA Welfare Plan, KP Benefit  Arrangement, related trust agreement, annuity contract and other  funding  instrument  complies,  and has been  maintained  in material compliance, with its terms and, both as to form and operation, with all applicable  requirements,  including all reporting and disclosure  requirements, prescribed by any and all statutes,  orders,  rules and regulations,  including, but not limited to, ERISA and the Code.

          (c)  Except  as  provided in  Schedule 3.11, no condition exists which would prevent KP from amending or terminating any KP ERISA Welfare Plan.  Except as set forth in Schedule 3.13,  neither KP nor any KP ERISA Affiliate nor any KP
ERISA  Welfare Plan has any present or future  obligation to make any payment to or under any KP ERISA Welfare Plan which provides benefits to retirees.  Each KP
ERISA Welfare Plan which is a "group health plan," as defined in Section  607(1)
of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and  Section  4980B of the Code at all  times.  There are no contributions  or benefit claims with respect to any KP ERISA Welfare Plan which are or will be 30 days past due.

          (d)  Except as  provided in Schedule  3.11,  with  respect to each KP
ERISA  Pension  Plan  subject  to  the  minimum  funding requirements of Section
302 of  ERISA or Section  412 of  the  Code and,  if  applicable,  Title  IV  of
ERISA:  (A) neither KP nor any KP ERISA  Affiliate  has failed  to  satisfy  the minimum funding requirements  of Section 302  of  ERISA  or  Section  412 of the
Code,  including for this purpose the  quarterly  contribution  requirements  of
Section  302(e)  of ERISA   and  Section  412(m) of  the  Code; (B) no  event or
condition  exists which could be deemed a  reportable  event  within the meaning of Section  4043 of ERISA with respect to which the notice  requirement  has not been waived;  (C) as of the Closing Date, KP and each KP ERISA  Affiliate has or will have made all required premium  payments,  when due, to the Pension Benefit
Guaranty  Corporation;  (D) no  termination  of any KP  ERISA  Pension  Plan has occurred which will subject KP or any KP ERISA Affiliate to any liability (other
than  routine   administrative   expenses)  to  the  Pension  Benefit   Guaranty
Corporation  or to any other person or party;  and (E) no amendment has occurred which has  required  or could  require KP or any KP ERISA  Affiliate  to provide security to any KP ERISA  Pension  Plan under  Section  401(a)(29)  of the Code.
Except as set forth in Schedule 3.11, with respect to each KP ERISA Pension Plan subject  to Title IV of ERISA,  as of each  such KP ERISA  Pension  Plan's  most recent annual valuation date, the assets for each such KP ERISA Pension Plan are at least equal in value to the present value of the accrued benefits (determined as of the most recent  annual  valuation  date) of the  participants  in such KP
ERISA Pension Plan, based on the most recent actuarial valuation of  such  Plan, and since the annual  valuation date neither KP nor any KP ERISA  Affiliate  has taken any action, or failed to take any action, which would  materially increase the cost of any such

                                      -9-

Plan.  Neither  KP nor any KP  ERISA  Affiliate  has any  liability  for  unpaid contributions  with  respect to any KP ERISA  Pension  Plan.  Except as noted on
Schedule  3.11,  each KP ERISA Pension Plan (and each related  trust  agreement, annuity contract or other funding  instrument) which is intended to be qualified and tax-exempt  under the  provisions of Sections  401(a) and 501(a) of the Code has received a  determination  letter that it is so  qualified  and no event has occurred nor does any condition exist which would cause it not to continue to be so qualified.

          (e)  No KP Benefit Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Section 511 of the Code.

          (f)  Neither KP nor any plan fiduciary  of any KP ERISA Welfare Plan or
KP ERISA Pension Plan has engaged in any  transaction in  violation of  Sections
404 or 406 of  ERISA or any "prohibited  transaction,"  as  defined  in  Section
4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

     3.12 Compliance with Legal Requirements;  Governmental  Authorizations.  KP has complied,  and is in  compliance,  in all material  respects with each Legal
Requirement or Order that is or was applicable to it or the conduct or operation of its  business  or the  ownership  or use of any of its  assets.  KP has  not, directly or  indirectly,  made any payment or gift to any  Governmental  Body or officer or  official  thereof  or any  employee  of an entity  with whom KP does business.  KP has not  received  any  written  notice  to the  effect  that,  or otherwise  been advised in writing that,  it is not in compliance  with any such
Legal Requirements or Orders. There are no Orders issued against, or binding on,
KP or  which do or may  adversely  affect,  limit  or  control  the  conduct  or operations  of its business or the  ownership  or use of any  material  asset or assets.  KP holds all  Governmental  Authorizations  which are  material  to its current use, occupancy or operation of its assets or the conduct or operation of its business.

     3.13 Legal  Proceedings;  Legal  Requirements  and  Orders.  There  are no
Proceedings  (whether  or not  purportedly  on behalf of KP)  pending or, to the
Knowledge  of  Sellers,  Threatened  against or  affecting  KP or the conduct or operation of its business or the  ownership or use of any of its assets.  Except as set forth on Schedule  3.13 hereto,  since  December 31, 2002,  no Proceeding involving product liability,  breach of warranty or consumer  protection in laws has been instituted or, to the Knowledge of Sellers, Threatened against KP.

     3.14 Absence of Certain Changes and Events. Except as set forth in Schedule
3.14 or as  contemplated  by  this  Agreement  or as  reflected  in the  [Latest
Financial  Statements],  since  December 31, 2003, KP has conducted its business only in the ordinary course of business and there has not been any:

          (a) change in KP's  authorized or issued capital stock;  grant of any stock option or right to purchase shares of capital stock of KP; issuance of any security  convertible into such capital stock; grant of any registration rights;
purchase,  redemption,  retirement,  or other acquisition by KP of any shares of any such  capital  stock;  or  declaration  or payment of any  dividend or other distribution or payment in respect of shares of capital stock, other than to the
Sellers  in a manner  consistent  with  past  practice  (which is  described  in
Schedule  3.14) and the  distribution  of all  inventory,  accounts  receivable, accounts  payable and other rights and  obligations in accordance with the terms of the transactions contemplated hereby;

                                      -10-

          (b)  amendment to the Organizational Documents of KP;

          (c)  except in the ordinary course of business, payment or increase by
KP of any bonuses, salaries, or other compensation to any stockholder, director, officer,  or  employee  or entry  into any  employment,  severance,  or  similar
Contract with any director, officer, or employee;

          (d)  adoption of, or increase in the payments to or benefits under, any profit sharing,  bonus,  deferred  compensation,  savings,  insurance,  pension, retirement, or other employee benefit plan for or with any employees of KP;

          (e)  damage to or destruction or loss of any asset or property  of KP, whether or not covered by  insurance,  materially  and  adversely  affecting the assets, business, financial condition, or results of operations of KP;

          (f)  entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative,  joint  venture, credit, or similar  agreement,  or (ii) any Contract or transaction  involving a total remaining commitment by or to KP of at least $5,000;

          (g) sale (other than sales of goods from  inventory  in  the  ordinary course of  business),  lease,  or other  disposition  of any  material  asset or property  of KP or  mortgage,  pledge,  or  imposition  of  any  lien  or  other
Encumbrance on any material asset or property of KP, including the sale,  lease, or  other  disposition  of any of the  Intellectual  Property;  except  that  in accordance  with the terms of agreement  with Buyer,  KP shall  distribute to an entity designated by Sellers  immediately prior to the Closing,  (i) all of KP's accounts  receivable,  inventory  and accounts  payable,  (ii) all  obligations, commitments  and  liabilities of KP to purchase  prepaid calling cards and other inventory,  and (iii) all obligations,  commitments and liabilities with respect to such accounts receivable,  inventory and accounts payable,  including without limitation,  inter-company accounts,  shareholder accounts,  payroll and payroll tax liabilities and cash accounts.

          (h)  cancellation or waiver of any claims or rights with a value to KP in excess of $5,000;

          (i)  material change in the accounting methods used by KP; or

          (j)  agreement, whether  oral  or  written,  by KP  to  do any  of the foregoing.

     3.15 Contracts;  No Defaults.  (a) Schedule 3.15(a) contains a complete and accurate  list,  and  Sellers  have delivered to Buyer true and complete  copies
(or, in  the  case of  any  oral  Contract,    such  Schedule  shall  contain  a
written  description),  of:  (i) each  Contract  that  involves  performance  of
services  or  delivery  of  goods    or  materials  by  KP;  (ii) each  Contract
that involves  performance  of  services  or  delivery of  goods or materials to
KP; (iii) each Contract that  was  not  entered  into in  the ordinary course of business; (iv) each lease, rental or occupancy  agreement,  license, installment and  conditional  sale  agreement,  and  other  Contract affecting the ownership of,  leasing  of,  title  to,  use  of, or any  leasehold  or other interest in,
any  real  or  personal   property;  (v) each joint  venture,  partnership,  and
other  Contract (however named) involving a sharing of

                                      -11-

profits,  losses,  costs, or liabilities by KP with any other Person;  (vi) each
Contract  containing  covenants that in any way purport to restrict the business activity  of KP or limit the  freedom of KP to engage in any line of business or to compete with any Person;  (vii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;  (viii) each power of attorney granted by KP that is currently  effective and outstanding;  (ix) each Contract for capital expenditures;  (x) each written
Contract  that  provides  for  a  warranty,   guaranty,   and/or  other  similar
undertaking  with respect to contractual  performance  extended by KP; (xi) each
Contract for employment; and (xii) each amendment,  supplement, and modification
(whether oral or written) in respect of any of the foregoing.

          (b)  Sellers do not have any rights under any Contract  identified  or required to be identified in Schedule 3.15(a), and no officer,  director, agent, employee, consultant, or contractor of KP is bound by any Contract that purports to limit the ability of such officer, director, agent, employee,  consultant, or contractor to engage in or continue any conduct,  activity, or practice relating to the  business of KP or assign to any Seller or to any other Person any rights to any invention, improvement, or discovery.

          (c)  Each Contract set  forth on Schedule  3.15(a) is as to KP in full force and effect and is valid and enforceable in accordance with its terms,  and to the knowledge of each Seller, as to the other party to such Contract, in full force and effect  and  is  valid  and  enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (d)  (i) KP is, and at all times since  December 31, 2003 has been, in compliance in all material  respects with all applicable  terms and requirements of each  Contract  set  forth on  Schedule  3.15(a);  (ii) to the  Knowledge  of
Sellers, each other Person that has or had any obligation or liability under any
Contract set forth on Schedule 3.15(a), and at all times since December 31, 2003 has been, in compliance in all material  respects with all applicable  terms and requirements of such Contract set forth on Schedule 3.15(a);  (iii) no event has occurred or  circumstance  exists that (with or without notice or lapse of time)
may contravene, conflict with, or result in a violation or breach of, or give KP or other Person the right to declare a default or exercise any remedy under,  or to  accelerate  the  maturity or  performance  of, or to cancel,  terminate,  or modify, any Contract set forth on Schedule 3.15(a); and (iv) KP has not given to or received  from any other  Person,  at any time since  December 31, 2003,  any notice or other  communication  (whether oral or written)  regarding any actual, alleged, possible, or potential violation or breach of or claim with respect to, or default under, any Contract set forth on Schedule 3.15(a) (other than matters which have been resolved and properly reflected in KP's financial statements).

          (e)  There  are  no  renegotiations  of, attempts  to  renegotiate, or outstanding  contractual rights to renegotiate any amounts paid or payable to KP under any Contracts set forth on Schedule 3.15(a).

     3.16 Insurance.  Schedule  3.16 sets forth a true and complete list of all
insurance policies maintained as of the date of this Agreement by or on   behalf
of   KP and  relating   to  its  business  and/or  assets,  indicating  the type
of coverage, name of insured, name of insurance carrier or underwriter,  premium thereon,  policy limits and expiration  date of each policy.  All such insurance policies are in full force and effect,  and KP is not in default with respect to its

                                      -12-

obligations   under  any such  insurance policy. True and complete copies of all such policies  have  heretofore  been provided by Sellers to Buyer.  All pending claims  made  against  KP which are  covered  by  insurance,  if any,  are being defended by the appropriate insurance companies and are listed on Schedule 3.16.
KP has not failed to give any notice or present  any claim under any such policy in a timely  fashion.  Neither KP nor  Sellers  has  received in writing (i) any refusal  of  coverage  or any  notice  that a  defense  will  be  afforded  with reservation of rights, or (ii) any indication that any insurance policy will not be renewed  or that the  issuer of any policy is not  willing or able to perform its obligations thereunder.

     3.17 Environmental  Matters.  (a) KP  has complied in all material respects with all  Environmental  Laws.  KP has  obtained  and  maintained  all  permits, licenses,  certificates and other authorizations which are required with respect to its business and operations under any Environmental Laws.

          (b)  To their knowledge, KP is in compliance in all  respects with all permits,  licenses and authorizations required by any Environmental Laws, and is also in full compliance with all other  limitations,  restrictions,  conditions, standards,  prohibitions,  requirements,  obligations,  schedules and timetables contained in any Environmental Laws or contained in any regulation,  code, plan, order, decree,  judgment,  injunction,  notice or demand letter issued, entered, promulgated  or  approved  thereunder.  To their  knowledge,  all  products  and services  provided  by KP prior to the date  hereof are in  compliance  with all
Environmental Laws applicable thereto.  Sellers have delivered to Buyer true and complete  copies of all  environmental  studies  made in the last ten (10) years relating to the business or assets of KP.

          (c)  There is no pending or, to Sellers' Knowledge, Threatened  civil, criminal or administrative action, demand, claim, hearing,  notice of violation, investigation,  proceeding,  notice or demand  letter that affects or applies to
KP, its  business  or assets,  the  products  or the  services  it has  provided relating in any way to any  Environmental  Laws or any regulation,  code,  plan, order,  decree,  judgment or injunction.  To their knowledge,  there has been no
Environmental Complaint against KP.

          (d)  There has been no emission,  spill,  release or  discharge by KP, from any of its assets, from any KP site at which any of such assets are or were located or at any other location or disposal site, into or upon (i) the air,(ii)
soils or  improvements,  (iii) surface water or ground water, or (iv) the sewer, septic system or waste  treatment,  storage or disposal  system  servicing  such assets of any toxic or hazardous  substances or wastes used, stored,  generated, treated or disposed  at or from any of such assets (any of which  events is here in after referred to as "Hazardous Discharge").

     3.18 Employees.  (a) Schedule 3.18 contains a complete and accurate list of the following  information for each employee and director of KP,  including each employee  on leave of  absence  or  layoff  status:  name;  department;  current compensation  paid or  payable,  vacation  accrued;  and  service  credited  for purposes of vesting and eligibility to participate under any KP Benefit Plan.

          (b) Except as set forth in Schedule 3.18,  since December 31, 2003, KP has  not  engaged,  or  been  subject  to any  Contract  with,  any  independent contractors.  KP has properly  characterized as "independent  contractors"  (not employees)  all persons  serving KP as

                                      -13-

independent  contractors,  and KP has no liability  for taxes or benefits of any kind with respect to such independent contractors.

          (c)  Schedule  3.18 also  contains  a  complete  and accurate  list of the following  information for each retired employee or director of KP, or their dependents,  receiving  benefits or scheduled to receive benefits in the future:
name,  pension  benefit,  pension option  election,  retiree  medical  insurance coverage, retiree life insurance coverage, and any other benefits.

     3.19 Labor Relations; Compliance. KP is not and has not been a party to any collective bargaining or other similar Contract. There has not been and there is not  presently  pending or  existing,  and to  Sellers'  Knowledge  there is not
Threatened,  (a) any strike,  slowdown,  picketing,  work stoppage,  or employee grievance  process,  (b) any Proceeding  against or affecting KP relating to the alleged  violation of any Legal  Requirement  pertaining  to labor  relations or employment  matters,  including any charge or complaint  filed by an employee or union with the National Labor Relations Board, the Equal Employment  Opportunity
Commission,  or any comparable  Governmental Body,  organizational  activity, or other labor or employment  dispute  against or affecting KP or its premises,  or
(c) any application for certification of a collective bargaining agent. There is no lockout of any employees by KP, and no such action is  contemplated by KP. KP has complied in all material  respects with all Legal  Requirements  relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours,  benefits,  collective  bargaining,  the payment of social  security  and similar taxes,  occupational  safety and health,  and plant  closing.  KP is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts,  however designated,  for any material failure to comply with any of the foregoing Legal Requirements.

     3.20 Intellectual Property.  Schedule 3.20 sets forth a list of all of KP's
Intellectual Property.  Except as set forth on Schedule 3.20, (i) KP is the sole owner of, and has the exclusive right to use, the  Intellectual  Property,  free from any Encumbrances,  and no person or entity has a right to receive a royalty or similar payment in respect of any Intellectual Property; (ii) KP has licenses granted by or to it or any other agreements to which it is a party,  relating in whole  or in  part  to any of  its  Intellectual  Property;  (iii)  none  of the
Intellectual Property, nor any of KP's use thereof,  infringes,  interferes with or  otherwise  violates  the  rights  of any  third  party;  (iv)  there  are no proceedings  instituted  against or written notices received by any of KP or any
Seller that are presently outstanding alleging that KP's use of the Intellectual
Property infringes,  interferes with or otherwise violates any rights of a third party;  (v) to Sellers'  Knowledge,  there is no  infringement,  interference or violation of any of KP's rights in or to the Intellectual  Property by any third party;  (vi) no claim has been  Threatened in writing by any person with respect to the ownership,  validity,  license or use of, or any  infringement  resulting from, any of the Intellectual  Property used by KP or the production,  provision or sale of any  services  or  products  by KP and there is no basis for any such claim;  (vii) KP has the right to  produce,  provide and sell the  services  and products  produced,  provided  and sold by it and to  conduct  its  business  as heretofore  conducted,  and  to  Sellers'  knowledge,  the  consummation  of the transactions  contemplated  hereby  will not  alter or impair  any such  rights;
(viii) to Sellers' knowledge,  no trademark,  service mark or trade name used by
KP infringes or interferes with any trademark, service mark or trade name of any other person or entity in the United  States of America or any other  country in which such trademark, service mark or trade name is used by KP; and (ix) neither any Seller nor any officer,  director or employee of KP owns or has any interest in any Intellectual Property or any trade secret,  invention or process, if any, used by KP in connection with its business.

                                      -14-

     3.21 Customers.  Since December 31, 2003,  there has been no adverse change in the  business  relationship  of KP with its  customers.  Sellers have neither received  notice from any Top Customer that such Top Customer  intends to reduce its purchases from KP or terminate its relationship with KP. No Top Customer has threatened to reduce its purchases  from KP or terminate its  relationship  with
KP, nor do Sellers  have any  reasonable  basis to expect  any Top  Customer  to reduce its purchases from KP or terminate its relationship with KP.

     3.22 Disclosure. No representation or warranty of Sellers in this Agreement and no  statement  in the  Schedules  hereto  omits  to  state a  material  fact
necessary  to  make  the  statements   herein  or  therein,   in  light  of  the
circumstances in which they were made, not misleading.

     3.23 Relationships with Related Persons. Except as listed on Schedule 3.23, neither  any Seller nor any  Related  Person of any Seller or of KP has,  or has
had, any interest in any property (whether real, personal,  or mixed and whether tangible or  intangible),  used in or pertaining to KP's  businesses.  Except as listed on Schedule 3.23, neither any Seller nor any Related Person of any Seller or of KP is,  or has  owned  (of  record  or as a  beneficial  owner)  an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a financial  interest in any transaction with KP other than business  dealings or transactions  conducted in the ordinary course of business with KP at  prevailing  market prices and on  prevailing  market terms,  or (ii)
engaged  in  competition  with KP with  respect to any line of the  products  or services  of KP in any  market  presently  served  by KP.  Except  as  listed on
Schedule 3.23,  neither any Seller nor any Related Person of any Seller or of KP
is a party to any Contract with, or has any claim or right against, KP.

     3.24 Brokers.  Neither any Seller nor KP or  their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or  agents'  commissions  or other  similar  payment  in  connection  with  this
Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Sellers as follows:

     4.1  Organization.  Buyer is a corporation organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation,  with full corporate  power  and  authority  to  conduct  its  business  as it is now being conducted, to own or use the properties and assets that it owns and uses, and to perform all of its obligations.

     4.2  Authority;  No Conflict.  (a) This  Agreement  constitutes  the legal, valid, and binding obligation of Buyer,  enforceable against Buyer in accordance with its terms,  except as enforceability may be limited by bankruptcy and other similar laws and general  principles of equity.  Buyer has the requisite  right, power,  authority,  and  capacity to execute and deliver this  Agreement  and to perform its obligations under this Agreement.

          (b)  Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance by Buyer of any of the transactions contemplated hereby will,  directly or indirectly  (with or without notice or lapse of time):
(i) contravene,  conflict with, or result in a violation of (A) any provision of the  Organizational  Documents of Buyer,  or (B) any

                                      -15-

resolution  adopted by the board of directors or the stockholders of Buyer; (ii)
(A)  contravene,  conflict  with,  or  result  in a  violation  of,  or give any
Governmental Body or other Person the right to challenge any of the transactions contemplated  by this  Agreement,  any Legal  Requirement  or any Order to which
Buyer,  or any of the assets owned or used by Buyer,  may be subject or (B) give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal  Requirement  or any Order to which Buyer,  or any of the assets owned or used by Buyer, may be subject; or (iii) contravene, conflict with, or result in a violation of any of the terms or  requirements  of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or  modify,  any  Governmental  Authorization  that  is held  by  Buyer  or that otherwise  relates to the  business  of, or any of the assets  owned or used by,
Buyer.

          (c)  Buyer is not and will not be  required  to give any notice  to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the  transactions contemplated hereby.

     4.3  Brokers.  Buyer and its agents have not  incurred  any  obligation  or liability,  contingent or  otherwise,  for brokerage or finders' fees or agents'
commissions or other similar payment in connection with this Agreement.

     4.4  SEC Reports and  Financial  Statements.  Each form,  report,  schedule, effective  registration  statement and definitive proxy statement filed by Buyer with the Securities and Exchange  Commission ("SEC") since December 31, 2003 (as such documents have since the time of their filing been amended,  the "Buyer SEC
Reports"),  which include all the documents  (other than  preliminary  material)
that  Buyer  was  required  to file with the SEC since  such  date,  as of their respective dates, complied in all material respects with the requirements of the
Securities Act of 1933, as amended  ("Securities  Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder  applicable thereto.  None of the Buyer SEC  Reports  contained  any untrue  statement  of a material fact or omitted to state a material fact required to be stated  therein or necessary to make the statements therein, in light of the circumstances under which they were made, not  misleading,  except for such  statements,  if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Buyer  included in such reports  comply as to form in all material respects  with  applicable  accounting  requirements  and  published  rules  and regulations  of the SEC with respect  thereto,  have been prepared in accordance with GAAP (except as may be  indicated  in the notes  thereto or, in the case of the  unaudited  statements,  as  permitted  by Form 10-Q of the SEC) and  fairly present (subject in the case of the unaudited statements,  to normal,  recurring audit and year-end adjustments) the consolidated  financial position of Buyer as at the dates thereof and the  consolidated  results of their operations and cash flows for the  periods  then  ended.  Since  December  31,  2003,  Buyer has not incurred any  liabilities or  obligations,  whether  absolute,  accrued,  fixed, contingent,  liquidated,  unliquidated or otherwise and whether due or to become due,  except (i) as and to the extent  set forth in the  consolidated  financial statements  of Buyer as at  December  31,  2003  (including  the notes  thereto)
(collectively, the "Buyer Financial Statements"), (ii) as incurred in connection with the transactions contemplated,  or as provided, by this Agreement, (iii) as incurred  after  December  31,  2003 in the  ordinary  course  of  business  and consistent with past  practices,  (iv) as described in the SEC Reports or (v) as would not, individually or in the aggregate, have a material adverse effect.

5.   CONDITIONS TO CLOSING.

                                      -16-

     5.1  Conditions to Buyer's Obligations at the Closing.  The  obligations of
Buyer to consummate the  transactions  contemplated  herein to be consummated on the  Closing  Date is subject to the  satisfaction,  on or prior to the  Closing
Date, of the conditions  set forth below,  any of which may be waived in writing by Buyer:

          (a)  Representations and  Warranties. Each of the representations  and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date.  Buyer shall have received a certificate of Sellers dated as of the Closing Date, certifying as to the truth and accuracy of the representations and warranties in all respects as of the Closing Date and fulfillment of the conditions set forth in this Section 5.1.

          (b)  Filings,  Consents, Permits and Waivers. Sellers and KP shall have made all filings, and obtained all consents,  permits and waivers  necessary  or appropriate  for  consummation  by KP of the  transactions  contemplated by this
Agreement  (except  for  such  as may be  properly  obtained  subsequent  to the
Closing).

          (c)  Corporate Documents. Sellers shall have delivered to Buyer copies of all corporate documents of KP as Buyer shall reasonably request.

          (d)  Directors and Officers.  Effective upon  the Closing, all of  the current members of the Board of  Directors  and the  officers of KP shall submit their resignations to KP.

          (e)  Legal Opinion.  Buyer shall have received  from legal  counsel to
Sellers and KP an opinion  ("Legal  Opinion")  addressed  to it, dated as of the
Closing Date, in form and substance acceptable to Buyer.

          (f)  Release/Proxy. Buyer shall have received from  Sellers  a release
("Release") and Proxy ("Proxy"), both in form and substance acceptable to Buyer.

          (g)  Employment  Agreements.  Buyer shall have  received  from  Nimesh
Patel and Kala Patel an employment agreement in the form annexed as Exhibit B as to Nimesh Patel (the agreement as to Kala Patel shall be identical).

          (h)  Accredited Investor Status.  Buyer shall have received from each
Seller   an   accredited   investor    certification    ("Accredited    Investor
Certification"), in form and substance satisfactory to Buyer.

          (i)  Master  Vendor  Agreement.  Sellers and Buyer shall have  entered into a Master  Vendor  Agreement in  substantially  the form  annexed  hereto as
Exhibit A pursuant to which Sellers shall fulfill all of KP's  requirements  for international  prepaid  calling  cards  upon the terms set  forth  therein  (the
"Master Vendor Agreement").

          (j)  Distributions.  KP shall have distributed  to Sellers  or  Prima
Communications,  Inc., a New York corporation, immediately prior to Closing, all of KP's accounts  receivable,  cash,  inventory  and accounts  payable and other benefits and obligations contemplated by Section 3.14(g).

          (k)  Delivery of Documents at the Closing. Sellers shall have, or shall have caused to be, executed and delivered to Buyer the following documents on or prior to the Closing Date:

                                      -17-

               (i)  Stock Certificate;  Stock  Transfer Power.  The  certificates representing the Stock and a stock transfer powers duly executed in blank;

               (ii) Compliance Certificate. The certificates referred  to  in Section
5.1(a) signed by Sellers;

               (iii)Legal Opinion. The Legal Opinion required by Section 5.1(e);

               (iv) Release/Proxy. The Release and Proxy required by Section 5.1
(f);

               (v)  Employment Agreements. The employment agreements required by
Section 5.1(g);

               (vi)  Accredited Investor Certification.  The Accredited Investor
Certification required by Section 5.1(h); and

               (vii)  Master  Vendor  Agreement.  The  Master  Vendor  Agreement
required by Section 5.1(i).

               (viii) Distribution.  Copies  of  documents  provided  for  under
Section 5.1(j).

               (ix)   Additional Documents.  The other  agreements,  instruments and  documents referred  to  in this Section 5 hereof and such other agreements, instruments and documents as the Buyer or its counsel may reasonably request.

     5.2  Conditions to Sellers' Obligations at the Closing.  The obligations of
Sellers to consummate the transactions  contemplated herein to be consummated on the Closing Date is subject to the satisfaction, on or prior to the Closing Date of the  conditions  set forth  below,  any of which may be waived in  writing by
Sellers:

          (a)  Representations  and  Warranties.  Each  of  the  representations and warranties of Buyer  contained  herein  shall  be true and  correct  in  all material respects on and as of the Closing Date.  Sellers shall have received  a certificate  of Buyer dated as of the  Closing  Date and signed by an officer of
Buyer,  certifying  as to the  truth and  accuracy  of the  representations  and warranties in all material  respects as of the Closing Date and  fulfillment  of the conditions set forth in this Section 5.2.

          (b)  Employment Agreements.  Each of Nimesh Patel and Kala Patel shall have received from Buyer an employment agreement in Annexed as Exhibit B.

          (c)  Delivery of Documents at the Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

               (i) Stock Certificates.  Evidencing the Registrable shares issued in  the  names  of  each of  the  Sellers for  the number of shares set forth in
Section 2.1.

               (ii)  Compliance  Certificate.  The  certificate  referred  to in
Section 5.2(a) signed by an officer of Buyer.

                                      -18-

          (d)  Filings, Consents, Permits and Waivers. Buyer shall have made all filings, and obtained all consents, permits and waivers necessary or appropriate for  consummation  by it of the  transactions  contemplated  by  this  Agreement
(except for such as may be properly obtained subsequent to the Closing).

6.   INDEMNIFICATION; DISPUTE RESOLUTION.

     6.1  Survival. The representations, warranties, covenants, indemnifications and agreements of Sellers and Buyer, respectively, contained in or made pursuant to this  Agreement  shall survive for a period of eighteen (18) months after the
Closing (the "Indemnification Time Period").

     6.2  Indemnification  by Sellers.  Sellers,  jointly and  severally,  agree during the Indemnification Time Period to indemnify and hold harmless Buyer, and its affiliates, and the respective directors, officers, shareholders, employees, agents,  advisors of, and any person  controlling any of the foregoing  (each, a
"Buyer  Indemnified  Party"),  from and  against  any and all  claims,  damages, losses, liabilities, expenses, obligations, penalties, actions, suits, judgments and  disbursements  of any kind or nature  whatsoever  (each, a "Liability," and collectively the  "Liabilities")  that may be incurred by or asserted or awarded against a Buyer  Indemnified  Party, in each case arising out of, relating to or by reason of:

          (a)  any breach of a representation or warranty made by Sellers pursuant to this Agreement or any agreement executed in connection herewith;

          (b)  any  claim relating to (i) the accounts receivable, inventory and accounts  payable  distributed  by KP to Sellers  in  accordance  with  Sections
3.14(g) and 5.1(j) hereof,  and (ii) any  transaction  relating to such accounts
receivables,   inventory  and  accounts  payable,  and  (iii)  any  obligations, commitments  and  liabilities of KP to purchase  international  prepaid  calling cards, other than pursuant to the Master Vendor Agreement;

          (c)  any  failure  by  Sellers to perform or fulfill any of his or her covenants or agreements as set forth in this Agreement or any agreement executed in connection herewith; and

          (d)  any Liability of KP arising before the Closing Date.

     6.3  Indemnification by Buyer. Buyer agrees during the Indemnification Time
Period to  indemnify  and hold  harmless  each Seller and his or her  respective affiliates,  and  the  respective  directors,  officers,  shareholders,  agents, advisors of, and any person  controlling  any of the foregoing  (each, a "Seller
Indemnified  Party") from and against any and all  Liabilities  suffered by such
Seller  Indemnified Party, in each case arising out of, relating to or by reason of:

          (a)  any breach of a representation or warranty made by Buyer pursuant to this Agreement or any agreement executed in connection herewith;

          (b)  any failure by Buyer to perform or fulfill any of  its  covenants or  agreements  as set forth in this  Agreement;  or any  agreement  executed in connection herewith; and

          (c)  any Liability of KP arising after the Closing Date.

                                      -19-

     6.4  Procedure for Indemnification - Third Party Claims. (a)Promptly after receipt by a Buyer  Indemnified  Party or a Seller  Indemnified Party (the party seeking  indemnification  shall be referred to  hereinafter  as an  "Indemnified
Person")  under  this  Section  6, of  notice  of any  claim  against  it,  such
Indemnified Person will, if a claim ("Claim") is to be made against Buyer or any
Seller  (the  party from whom  indemnification  is sought  shall be  hereinafter referred to as the  "Indemnifying  Party"),  give notice ("Claim Notice") to the
Indemnifying  Party of the commencement of such Claim, but the failure to notify the Indemnifying  Party will not relieve the Indemnifying Party of any liability that it may  have to any  Indemnified  Person,  except  to the  extent  that the
Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice. Every Claim Notice must set forth the same information  required for a Claim Notice under Section 6.5(a) and must be during the Indemnification Time Period.

          (b)  If any Claim  referred to in Section 6.4(a) is brought against an
Indemnified  Person and such  Indemnified  Person  gives  written  notice to the
Indemnifying  Party of such Claim,  the  Indemnifying  Party may, at its option, assume the defense of such Claim with  counsel  reasonably  satisfactory  to the
Indemnified  Person and, after written notice from the Indemnifying Party to the
Indemnified  Person of its election to assume the defense of such Claim, and the
Indemnifying Party will not, as long as it diligently  conducts such defense, be liable to the Indemnified Person under this Section 6 for any attorneys' fees or any other  expenses  with  respect to the  defense of such  Claim,  subsequently incurred by the Indemnified Person in connection with the defense of such Claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Claim,  (i) no  compromise  or  settlement of such Claim may be effected by the  Indemnifying  Party without the  Indemnified  Person's  consent
(which  consent shall not be  unreasonably  withheld,  conditioned  or delayed), unless (A) there is no finding or  admission  of any  violation  of any federal, state, local, municipal,  foreign,  international or other administrative order, constitution,  law,  ordinance,  regulation or statute,  or any violation of the rights of any Indemnified  Person,  and (B) the sole relief provided is monetary damages  that  are  paid  in  full  by the  Indemnifying  Party;  and  (ii)  the
Indemnified  Person will have no  liability  with respect to any  compromise  or settlement  of such  Claim  effected  without  its  consent.  Subject to Section
6.4(c), if a Claim Notice is given to an Indemnifying  Party for a Claim and the
Indemnifying  Party does not,  within thirty (30) days after the Claim Notice is given,  give  notice to the  Indemnified  Person of its  election  to assume the defense of such Claim, or dispute the Claim in writing,  as set forth in Section
6.5(b),  the Indemnifying  Party will be bound by any determination  made in any proceeding  relating  thereto or any  compromise or  settlement  effected by the
Indemnified Person.

          (c)  Notwithstanding theforegoing, if an Indemnified Person determines in good faith that there is a  reasonable probability that a Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to  indemnification  under this Agreement,  the Indemnified
Person may, by notice to the  Indemnifying  Party,  assume,  at the Indemnifying
Party's sole cost and expense,  including,  without limitation,  attorneys' fees and legal  costs,  the  exclusive  right to defend,  compromise,  or settle such
Claim,  but the Indemnifying  Party will not be bound by any  determination of a
Claim so defended or any compromise or settlement  effected  without its consent
(which may not be unreasonably withheld, conditioned or delayed).

                                      -20-

     6.5  Procedure   for   Indemnification   -  Other   Claims.   A  Claim  for
indemnification  for any matter  not  involving  a  third-party  Claim  shall be asserted by a Claim Notice to the Indemnifying  Party from whom  indemnification is sought as set forth below and must within the Indemnification Time Period:

          (a)  If any Seller  or Buyer believes  that  it  has a non-third-party
Claim for  indemnification  pursuant to this  Section 6, it shall submit a Claim
Notice to the other party.  The Claim Notice from the  Indemnified  Person shall state with  particularity the parties to which the Claim relates,  the basis for the Claim,  together with sufficient  facts relating thereto so the Indemnifying
Person may  reasonably  evaluate such Claim,  and an estimate of the amount that equals the amount of Liability  associated with such Claim. The estimated amount set forth in the Claim Notice shall not be a limitation  of the actual amount of the Claim (that is, the  Indemnified  Person may revise the estimated  amount of
Liability by notice to the Indemnifying Party and thereafter such revised amount shall  become the  estimated  amount of Liability  for all  purposes  under this
Agreement)  (for  purposes  of  this  Section  6.5,  such  estimated  amount  of
Liability, as may be revised, shall be referred to as the "Liability Amount").

          (b)  If the Indemnifying Party disputes either the validity, amount or calculation of the Claim and/or the Liability  Amount,  the  Indemnifying  Party
shall give  written  notice of such  dispute to the  Indemnified  Person  within thirty (30) days after receipt of the Claim Notice from the  Indemnified  Person to the Indemnifying Party. If (i) the Indemnifying Party fails to respond to the
Claim  Notice  within  thirty  (30) days after the  delivery  to it of the Claim
Notice,  or (ii) the  Indemnifying  Party  notifies  the  Indemnified  Person in writing  that there is no dispute  with  respect to the Claim and the  Liability
Amount,  then the  Indemnified  Person  shall be  entitled  to recover  from the
Indemnifying Party such Liability Amount. If the Indemnifying Party has asserted that  the  amount  of  Claim  is  less  than  the  Liability  Amount,  then  the
Indemnifying  Party shall  notify the  Indemnified  Person,  in writing,  of the portion of the Liability  Amount that it does not dispute,  and the  Indemnified
Person shall be entitled to recover from the  Indemnifying  Party the undisputed portion of the Liability Amount thereof,  without  prejudice to the Indemnifying
Party's right to challenge, or the Indemnified Person's right to seek collection of, the disputed portion of the Liability Amount thereof.

          (c) The  Indemnified  Party shall  provide to the  Indemnifying  Party such information with respect to the Claim as the Indemnifying Party shall reasonably request.

     6.6  Limitations; Escrow. The indemnifications by Sellers shall be capped at an amount  equal to the value of the Buyer's  Stock on the date the claim for indemnification  is made or the date on which  all of the  Buyer's  Stock may be freely traded in the public markets (either pursuant to a Registration Statement or Rule  144(k)),  whichever is lower (the "Cap");  provided,  if Buyer makes an indemnification  claim  prior to the date that the  Buyer's  Stock may be freely traded in the public markets, the Cap shall be the value of the Buyer's Stock on the date the claim for  indemnification  is made. The Buyer Indemnified  Parties may not collect on any Claim against  Sellers  unless and until the aggregate of all Claims against Sellers  exceeds  $25,000 (the  "Basket"),  and to the extent that the Buyer  Indemnified  Parties have a Claim or Claims  against  Sellers in excess of the Basket,  the Buyer Indemnified  Parties may pursue the each Seller to  satisfy  its Claim or Claims;  except as to a Claim with  respect to Section
6.2(b),  the Basket  shall not apply and Sellers  shall be  responsible  for all
Claims.  For purposes  hereof,  "the value of the Buyer's  Stock" shall mean the market  value of the  Buyer's  Stock  based on the  closing  sale  price on such applicable date without any discount or reduction.

                                      -21-

     6.7  Claims Covered by Insurance.  No party shall be indemnified  hereunder against  Liabilities  to the extent that  proceeds  of  insurance  are  actually received by the Buyer  Indemnified  Party or the Seller  Indemnified  Party,  as
applicable.

     6.8  Governing Law; Dispute Resolution. (a) This Agreement shall be governed by,  and  construed  in  accordance  with,  the  laws  of  the  Commonwealth  of
Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          (b)  Any dispute  arising  hereunder shall first  be referred  to  the parties' respective agents or representatives prior to either party initiating a legal suit, who shall endeavor in good faith to resolve any such disputes within the limits of their authority and within twenty (20) days after the commencement of such  discussions.  If and only if any such dispute remains  unresolved after the parties have followed the dispute resolution  procedure set forth above, the matter shall be resolved pursuant to Sections 6.8(c) and (d) below.

          (c)  If any dispute between the parties has not been resolved pursuant to Section  6.8(b)  above, the parties shall endeavor to settle such  dispute by mediation under the then current Center for Public Resources model procedure for mediation  of business  disputes or, if such model  procedure no longer  exists, some other mutually agreeable procedure.  Within ten (10) business days from the date that the parties  cease  direct  negotiations  pursuant  to Section  6.8(b)
above, Sellers shall select a neutral third party mediator, who shall be subject to the reasonable  approval of Sellers and Buyer.  Each party shall bear its own cost of mediation;  provided, however, the cost charged by any independent third party mediator shall be borne equally by the parties.

          (d)  The parties agree that any mediation proceeding  (as  well as any discussions  pursuant  to Section  6.8(b)  above)  shall  constitute  settlement negotiations  for  purposes of the federal and state rules of evidence and shall be treated as non-discoverable, confidential and privileged communication by the parties and the mediator. No stenographic,  visual or audio record shall be made of any  mediation  proceedings  or such  discussions.  All conduct,  statements, promises,  offers  and  opinions  made in the  course of the  mediation  or such discussion  by any  party,  its  agents,  employees,  representatives  or  other invitees and by the mediator  shall not be  discoverable  nor admissible for any purposes in any litigation or other  proceeding  involving the parties and shall not be disclosed to any third party.

          (e) The parties agree that any mediation proceeding shall  take  place in New York, New York. The parties agree that this mediation  procedure shall be obligatory and  participation  therein legally binding upon each of them. In the event that either party refuses to adhere to the  mediation  procedure set forth in this Section 6.8, the other party may bring an action to seek  enforcement of such obligation in any court of competent jurisdiction.

          (f)  The parties' efforts to reach a settlement of any  dispute  shall continue  until  the  conclusion  of the  mediation  proceeding.  The  mediation proceeding  shall be  concluded  when:  (i) a written  settlement  agreement  is executed by the parties,  or (ii) the mediator concludes and informs the parties in writing that further  efforts to mediate the dispute would not be useful,  or
(iii)  the  parties   agree  in  writing  that  an  impasse  has  been  reached.
Notwithstanding  the  foregoing,  either party may withdraw  from the  mediation proceeding without liability therefor in the event such proceeding continues for more than  thirty  (30)  days  from the  commencement  of

                                      -22-

such proceeding. For purposes of the preceding sentence, the proceeding shall be deemed to have commenced following the completion of the selection of a mediator as provided in Section 6.8(c).

          (g)  If any  dispute is not resolved  pursuant  to the foregoing,  the parties  agree that  exclusive  jurisdiction  of all disputes  shall be with, if
Sellers  commcence the  litigation,  the (i) Court of Common Pleas of Montgomery
County,  Pennsylvania,  or (ii) federal courts of competent  jurisdiction in the
Eastern  District of  Pennsylvania,  and with, if Buyer commences the litigation
(i) Supreme  Court of New York,  or (ii) any federal court located in the Easter
District of New York. In connection  therewith or in connection  with any action brought by either party pursuant to Section 6.8(h), the parties shall submit and consent to the exclusive jurisdiction of the Court of Common Pleas of Montgomery
County,  Pennsylvania  and the federal courts located in the Eastern District of
Pennsylvania,  and waive any  objection  based on forum non  conveniens  and any objection to venue in connection therewith.

          (h)  The procedure specified in this Section 6.8 shall be the sole and exclusive  procedures for the resolution of disputes between the parties arising
out  of  or   relating  to  this   Agreement;   provided,   however,   that  (i)
notwithstanding  anything to the  contrary  herein,  with respect to any dispute arising  under Section 7, Buyer shall be entitled to bring an action in court to have an injunction  issued or for any other relief,  without first referring the dispute to the parties'  respective agents or  representatives or to a mediation proceeding,  and (ii)  with  respect  to any  other  dispute,  a party,  without prejudice to the  procedures set forth in Sections 6(a) through 6(f), may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole discretion such action is necessary to avoid  irreparable  damage or to preserve  the status quo  ("Equitable  Litigation").  In the latter  case, despite such action,  the parties shall continue to participate in good faith in the procedures specified in this Section 6.8.

          (i)  Any interim  or  appellate  relief  granted  in  such   Equitable
Litigation  shall  remain in effect  until the  alternative  dispute  resolution procedures  described  in this  Section 6.8  concerning  the dispute that is the subject of such  Equitable  Litigation  result in a  settlement  agreement.  Any written settlement  agreement shall be the final,  binding  determination on the merits  of such  dispute,  shall  supercede  and  nullify  any  decision  in the
Equitable  Litigation,  and shall  preclude any  subsequent  litigation  on such merits, notwithstanding any determination to the contrary in connection with any
Equitable Litigation granting or denying interim relief or any appeal therefrom.

          (j)  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the  procedures  specified in this Section
6.8 are  pending.  The  parties  shall take such  action,  if any,  required  to effectuate such tolling. Each party shall be required to perform its obligations under this Agreement  pending final  resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

          (k)  In the event that any dispute among the parties to this Agreement should result in litigation,  the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees,  costs and expenses of  enforcing  any right of such  substantially  prevailing  party under or with respect to this Agreement,  including without  limitation,  such

                                      -23-

reasonable fees and expenses of attorneys and accountants,  which shall include, without limitation, all fees, costs and expenses of appeals.

7.   NON-COMPETITION AND NON-SOLICITATION.  (a)  Subject  to  the  Section  7(b)
hereof,  each  Seller  acknowledges  that in order to assure  Buyer that it will retain the value of KP as a "going  concern,"  such Seller agrees not to utilize its special knowledge of the business of KP and its relationship with customers, suppliers and others to compete with KP. For the period beginning on the Closing
Date and ending on the third  anniversary  thereof,  no Seller (or any of his or her  employees,  agents  or  others  under  his  or  her  control,  directly  or indirectly,  on his or her  behalf or on behalf of any other  Person)  shall (A)
engage  anywhere  in the  States  of  Connecticut,  New  York,  New  Jersey  and
Pennsylvania, alone or in association with others, as principal, officer, agent, employee, director, partner,  stockholder, or through the investment of capital, lending  of money or  property,  rendering  of  services  or  otherwise,  in any business that competes  with KP in the sale of  international  calling cards and handsets (the "Calling Card  Business");  provided,  that the fulfillment of the
Master  Vendor  Agreement  by each Seller shall not be deemed a violation of the terms hereof,  (B) accept  business  from, or solicit the business of any Person who is,  or who had been at any time  during  the one  year  preceding  the date hereof  was,  a  customer  of KP, or  otherwise  divert or attempt to divert any
Calling Card Business from KP; or (C) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by KP to terminate his or her employment  or other  relationship  with KP, or hire any person who has left the employ of KP during the one year preceding the date hereof.

          (b)  Notwithstanding anything to the contrary herein,  if  a  Seller's employment with KP, as the case may be,  pursuant to an Employment  Agreement is terminated  without  Cause (as  defined  therein) or for  Disability  by KP, the provisions of subsections  (A), (B) and (C) above shall not apply to such Seller after any and all Severance  Payments (as defined in the  Employment  Agreement)
have been paid by KP to such Seller.  Furthermore,  notwithstanding  anything to the contrary herein, if a Seller validly  terminates his or her employment under the  Employment  Agreement  (if  applicable)  as a Coordinated  Termination  (as defined therein), the provisions of subsections (A), (B) and (C) above shall not apply to such Seller upon the effective  date of such  Coordinated  Termination.
The  providing of  self-labeled  calling cards to KP by a Seller or an affiliate thereof  shall not be deemed a  violation  of  Subsection  (A) above if both the
Buyer and such Seller consent in writing thereto.

          (c)  The restrictions set forth in this  Section 7 are  considered  by the parties to be  reasonable  for the purposes of  protecting  the value of the business and goodwill of KP. It is the desire and intent of the parties that the provisions of this Section 7 be enforced to the fullest extent permissible under the laws and  public  policies  of each  jurisdiction  in which  enforcement  is sought.  If any provisions of this Section 7 relating to the time period,  scope of  activities  or  geographic  area of  restrictions  is declared by a court of competent  jurisdiction to exceed the maximum permissible time period,  scope of activities or geographic  area, the maximum time period,  scope of activities or geographic  area, as the case may be, shall be reduced to the maximum which such court deems  enforceable.  If any  provisions of this Section 7 other than those
described  in  the  preceding   sentence  are   adjudicated  to  be  invalid  or
unenforceable,  the invalid or unenforceable  provisions shall be deemed amended
(with respect only to the  jurisdiction  in which such  adjudication is made) in such  manner  as to  render  them  enforceable  and to  effectuate  as nearly as possible the original intentions and agreement of the parties.

                                      -24-

8.   MISCELLANEOUS.

     8.1  Successors and Assigns. Except as otherwise expressly provided herein, the  provisions  hereof shall inure to the benefit of, and be binding  upon,  as applicable, the successors,  assigns, heirs, executors and administrators of the parties hereto.

     8.2  Entire Agreement. This Agreement and the Schedules hereto and the other  documents,  instruments  and agreements  delivered  pursuant hereto or in connection herewith  constitute the full and entire  understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all other prior agreements and  understandings  between the parties with respect to such subjects including,  without limitation, the Letter of Intent dated July
27, 2004, as amended and supplemented.

     8.3  Severability. In case any provision of the Agreement shall be invalid, illegal or  unenforceable,  the  validity,  legality and  enforceability  of the remaining provisions shall not in any way be affected or impaired thereby.

     8.4  Amendment and Waiver.  This  Agreement may be amended or modified only upon the written consent of Sellers and Buyer.

     8.5  Delays or Omissions. It is agreed that no delay or omission to exercise  any right,  power or remedy  accruing  to any party,  upon any breach, default or  noncompliance by another party under this Agreement shall impair any such right,  power or remedy,  nor shall it be  construed  to be a waiver of any such breach, default or noncompliance,  or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any  waiver,  permit,  consent or approval of any kind or  character under this  Agreement  must be in  writing  and shall be  effective  only to the extent specifically set forth in such writing.  All remedies,  either under this
Agreement,  by law, or otherwise  afforded to any party, shall be cumulative and not alternative.

     8.6  Notices.  All notices  required  or  permitted  hereunder  shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five
(5) days after having been sent by registered or certified mail,  return receipt requested,  postage prepaid;  or (d) one (1) day after deposit with a nationally recognized  overnight  courier,  specifying  next  day  delivery,  with  written verification of receipt. All communications shall be sent to:

               If to Buyer:                Robert M. Pons
                                           SmartServ Online, Inc.
                                           2250 Butler Pike, Suite 150
                                           Plymouth Meeting, PA 19462
                                           Telefacsimile: 610-397-0846

               With a copy to:             Dean M. Schwartz, Esq.
                                           Stradley Ronon Stevens & Young, LLP
                                           2600 One Commerce Square

                                      -25-

                                           Philadelphia, PA 19103
                                           Telefacsimile: 215-564-8120

               If to Sellers:              Nimesh Patel
                                           84-21 37th Avenue
                                           Jackson Heights, NY 11372
                                           Telefacsimile: 718-426-8274

                                           Kala Patel
                                           84-21 37th Avenue
                                           Jackson Heights, NY 11372
                                           Telefacsimile: 718-426-8274

                                           Ashok Patel
                                           84-21 37th Avenue
                                           Jackson Heights, NY 11372
                                           Telefacsimile: 718-426-8274

               In each case, with
                        a copy to:         Ruskin Moscou Faltischek, P.C.
                                           East Tower, 15th Floor
                                           190 EAB Plaza
                                           Uniondale, New York  11556-0190
                                           Telephone:  (516) 663-6514
                                           Telefacsimile: (516) 663-6714
                                           Attention:  William A. Ubert, Esq.

or at such other address as Sellers or Buyer may designate by written  notice to the other party pursuant to this Section 8.6.

     8.7  Confidentiality;  Public  Announcements.  Sellers and Buyer agree that they will not, without the prior written consent of the other parties,  disclose to any third party this Agreement and/or the transactions  contemplated  hereby, except as required by applicable  legal  requirements and except for disclosures to directors, officers, employees, advisors and representatives, including legal counsel and accountants,  of Buyer and Sellers and their affiliates. No party or affiliate  of a  party  shall  issue  any  press  release  or  make  any  public announcement  relating to the subject matter of this Agreement without the prior written approval of the other parties;  provided,  however, that any party or an affiliate of such party may make any public disclosure it believes in good faith is required by applicable law (in which case the  disclosing  party will use its reasonable  best  efforts  to  advise  the  other  party  prior  to  making  the disclosure).

     8.8 Expenses. Sellers and Buyer will each bear all of their own expenses in connection with the preparation, negotiation and execution of this Agreement and any other related documents.

     8.9  Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                                      -26-

     8.10 Counterparts.  This  Agreement   may  be  executed  in any  number  of
counterparts,  each of which  shall be an  original,  and all of which  together shall constitute one instrument.

          IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date set forth above.

SELLERS:

 /s/ Nimesh Patel
NIMESH PATEL

 /s/ Ashok Patel
ASHOK PATEL

 /s/ Kala Patel
KALA PATEL

BUYER:

SMARTSERV ONLINE, INC.

By: /s/ Robert M. Pons
Name:  Robert M. Pons
Title: President

                                      -27-

                                                                       EXHIBIT A

                                                                                                                              EXHIBIT A

                                   DEFINITIONS

     "Accredited Investor Certification"--as defined in Section 5.1(h).

     "Affiliate"--of  any Person, any other Person that, directly or indirectly, controls,  is controlled  by or is under common  control with such first Person.
For purposes of this  definition,  "control" (and its  correlative  uses),  with respect to a Person, shall mean the possession,  directly or indirectly,  of the power to direct or cause the  direction of the  management  and policies of such
Person,  whether  through  ownership  of  voting  securities,   by  contract  or
otherwise.

     "Agreement"--as defined in the first paragraph.

     "Basket"--as defined in Section 6.6.

     "Buyer"--as defined in the first paragraph of this Agreement.

     "Buyer Indemnified Party"--as defined in Section 6.2.

     "Buyer's Stock"--as defined in Section 2.1.

     "Cap"--as defined in Section 6.6.

     "Claim"--as defined in Section 6.4(a).

     "Claim Notice"--as defined in Section 6.4(a).

     "Closing"--as defined in Section 2.2.

     "Closing Date"--as defined in Section 2.2.

     "Code"--the  Internal  Revenue Code of 1986,  as amended,  or any successor law, and regulations issued by the IRS.

     "Consent"--any   approval,   consent,   ratification,   waiver,   or  other
authorization (including any Governmental Authorization).

     "Contract"--any agreement,  contract,  obligation,  promise, or undertaking
(whether written or oral) that is legally binding.

     "Encumbrance"--any  charge, claim, lien, option, pledge, security interest, right of first refusal, or restriction of any kind.

     "Environmental Complaint"--any complaint, order, directive, claim, citation or notice in writing and received by KP from any Governmental  Body or any other person or entity with respect to (i) air  emissions,  (ii)  spills,  releases or discharges to soils or any improvements  located thereon,  surface water, ground water or the  sewer,  septic  system or waste  treatment,  storage  or

                                      -28-

disposal systems  servicing  the  assets of Sellers or KP, (iii) solid or liquid waste disposal, (iv) the use, generation, storage, transportation or disposal of toxic or hazardous  substances or wastes or (v) other  environmental,  health or safety matters  affecting KP, any of its assets,  any real property on which any of such assets are located,  any  improvements  located  thereon or the business therein conducted.

     "Environmental  Laws"--all  applicable federal,  state, local environmental laws,  codes and ordinances,  Occupational  Safety and Health Laws and all rules and  regulations  promulgated  thereunder,  including,  without  limitation laws
relating  to  emissions,   discharges,   releases  or  threatened   releases  of
pollutants,   contaminants,   chemicals,  or  industrial,   toxic  or  hazardous
substances or wastes into the environment (including,  without limitation,  air, surface  water,  ground water,  land surface or subsurface  strata) or otherwise relating to the manufacture,  processing, distribution, use, treatment, storage, disposal,  transport  or handling of  pollutants,  contaminants,  chemicals,  or industrial, solid, toxic or hazardous substances or wastes.

     "Equitable Litigation"--as defined in Section 6.8(h).

     "ERISA"--the  Employee  Retirement  Income  Security  Act  of  1974  or any
successor  law, and  regulations  and rules  issued  pursuant to that Act or any successor law.

     "Estimated Amount"--as defined in Section 2.2(a).

     "Financial Statements"--as defined in Section 3.4.

     "GAAP"--generally accepted United States accounting principles.

     "Governmental   Authorization"--any  approval,  consent,  license,  permit, waiver,  or other  authorization  issued,  granted,  given,  or  otherwise  made available by or under the authority of any Governmental  Body or pursuant to any
Legal Requirement.

     "Governmental Body"--any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature
(including any governmental agency, branch, department,  official, or entity and any court or other tribunal);  (c)  multi-national  organization or body; or (d)
body  exercising,  or  entitled  to  exercise,  any  administrative,  executive, judicial,  legislative,  police, regulatory, or taxing authority or power of any nature which has jurisdiction over any Person or any of its assets.

     "Hazardous Discharge"--as defined in Section 3.17(d).

     "hazardous  substances or wastes"--includes,  without  limitation,  (i) all substances which are designated pursuant to Section  311(b)(2)(A) of the Federal
Water Pollution  Control Act ("FWPCA"),  33 U.S.C §  1251 et seq.; (ii) any
element, compound,  mixture, solution, or substance which is designated pursuant to Section 102 of the  Comprehensive  Environmental  Response,  Compensation and
Liability Act, 42 U.S.C.  §  9601 et seq.; (iii) any hazardous waste having the  characteristics  which are identified  under or listed  pursuant to Section
3001 of the Resource  Conservation  and Recovery Act, 42 U.S.C.  §  6901 et seq.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant  which is listed under Section 112 of the Clean Air Act,
42 U.S.C. § 7401 et seq.; (vi) any imminently  hazardous

                                      -29-

chemical  substance  or  mixture  with  respect  to which  action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. § 2601
et  seq.;  and  (vii)  petroleum,  petroleum  products,  petroleum  by-products, petroleum decomposition by-products, and waste oil.

     ["Historical Balance Sheets"--as defined in Section 3.4.]

     ["Historical Financial Statements"--as defined in Section 3.4.]

     "Indemnified Person"--as defined in Section 6.4.

     "Indemnification Time Period"--as defined in Section 6.1.

     "Indemnifying Party"--as defined in Section 6.4.

     "Intellectual Property" --(i) the name KPCCD, all fictional business names, trading  names,  registered and  unregistered  trademarks,  service  marks,  and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and  discoveries  that may be patentable  (collectively,  "Patents");
(iii)  all   copyrights  in  both   published   works  and   unpublished   works
(collectively,  "Copyrights");  (iv)  all  rights  in  mask  works;  and (v) all know-how, trade secrets, inventions,  confidential information,  customer lists,
software  (excluding  off-the-shelf  software),   technical  information,  data,
processes,  technology, plans, designs, drawings,  specifications,  blue prints, concepts and other proprietary rights (collectively,  "Trade Secrets"),  in each case,  owned,  used,  or licensed by KP as  licensee or  licensor,  in each case existing on the Closing Date.

     "IRS"--the  United States Internal  Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

     "KP"--as defined in the Recitals of this Agreement.

     "KP Benefit  Arrangement"--shall  mean any employment or consulting policy, practice or plan providing for insurance  coverage  (including any  self-insured
arrangements),   workers'   compensation,   disability  benefits,   supplemental
unemployment benefits, vacation benefits, severance,  retirement benefits, life, health,  disability or accident benefits  (including,  without  limitation,  any
"voluntary employees'  beneficiary  association" as defined in Section 501(c)(9)
of the  Code  providing  for  the  same  or  other  benefits)  or  for  deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock  purchases or other forms of  incentive  compensation  or  post-retirement insurance, compensation or benefits which (A) is not a KP ERISA Welfare Plan, KP
ERISA Pension Plan or Multiemployer  Plan, (B) which is maintained,  contributed to or  required  to be  contributed  to, as the case may be, by KP or a KP ERISA
Affiliate  and (c) covers or covered any  individual  who is  currently,  or was previously, retained or employed by KP or any KP ERISA Affiliate.

     "KP  Benefit  Plans"--shall  mean  all KP  Benefit  Arrangements,  KP ERISA
Pension Plans and KP ERISA Welfare Plans.

     "KP ERISA  Affiliate"--shall  mean any entity (whether or not incorporated)
which is (or at any  relevant  time  was) a  member  of a  "controlled  group of corporations"  with or under

                                      -30-

"common  control" with KP (as such terms are defined in Section 4001 of ERISA or
Section 414(b) or (c) of the Code).

     "KP ERISA Pension  Plan"--shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer  Plan) (A) which KP or any KP ERISA Affiliate maintains, administers,  contributes to or is required to contribute to, or has ever maintained,  administered,  contributed to or been required to contribute to, and (B) which covers or covered any individual who is currently,  or was  previously,  retained  or  employed  by KP or  any KP  ERISA
Affiliate.

     "KP ERISA Welfare  Plan"--shall mean any "employee welfare benefit plan" as defined  in  Section  3(1) of  ERISA,  (A)  which KP or any KP  ERISA  Affiliate maintains,  administers,  contributes  to or is  required to  contribute  to, or within the last six years, has maintained, administered,  contributed to or been required to contribute to, and (B) which covers or covered any individual who is currently,  or was  previously,  retained  or  employed  by KP or  any KP  ERISA
Affiliate.

     "Knowledge"--an  individual  will  be  deemed  to  have  "Knowledge"  of  a particular  fact or other matter if: (a) such  individual  is actually  aware of such fact or other matter; or (b) such individual should have known of such fact or matter  given his  involvement  in or  authority  over the  business of KP. A
Person  (other  than an  individual)  will be  deemed to have  "Knowledge"  of a particular fact or other matter if any individual who is serving,  or who has at any time served, as a director, executive officer, partner, executor, or trustee of such Person (or in any similar  capacity) has, or at any time had,  Knowledge of such fact or other matter.

     ["Latest Balance Sheet"--as defined in Section 3.4.]

     ["Latest Financial Statements"--as defined in Section 3.4.]

     "Legal Opinion"--as defined in Section 5.1(e).

     "Legal  Requirement"--any   federal,  state,  local,  municipal,   foreign,
international,  multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Liability"--as defined in Section 6.2.

     "Liability Amount"--as defined in Section 6.5(a).

     Master Vendor Agreement" - as defined in Section 5.1(i)

     "Multiemployer  Plan"--any  "multiemployer  plan," as  defined  in  Section
4001(a)(3) of ERISA.

     "Notice of Disagreement"--as defined in Section 2.2(c).

     "Occupational  Safety and Health  Law"--any Legal  Requirement  designed to provide safe and healthful working conditions and to reduce  occupational safety and health hazards, and

                                      -31-

any program,  whether  governmental or private  (including those  promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order"--any  award,  decision,   injunction,   judgment,   order,  ruling,
subpoena,  or  verdict  entered,   issued,  made,  or  rendered  by  any  court,
administrative agency, or other Governmental Body or by any arbitrator.

     "Organizational    Documents"--(a)   the   articles   or   certificate   of
incorporation and the bylaws of a corporation; (b) the partnership agreement and any  statement  of  partnership  of  a  general  partnership;  (c)  the  limited partnership  agreement and the  certificate of limited  partnership of a limited partnership;  (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Person"--any    individual,    corporation   (including   any   non-profit
corporation),  general or limited partnership,  limited liability company, joint venture, estate, trust, association,  organization, labor union, or other entity or Governmental Body.

     "Proceeding"--any  action,  arbitration,   audit,  hearing,  investigation,
litigation,  or suit (whether civil, criminal,  administrative or investigative)
commenced,  brought,  conducted,  or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proxy"--as defined in Section 5.1(f).

     "Purchase Price"--as defined in Section 2.1.

     "Related Person"--with respect to a particular  individual:  (a) any family member of an individual;  (b) any entity controlled by such individual or family member;  or  (c)  any  Person  with  respect  to  which  such  individual  is  a
Representative;  and  with  respect  to any  non-individual:  (a) any  Affiliate thereof; (b) any Representative (other than a non-executive employee) thereof or
(c)  any  Related  Person  of any  individual  referred  to in  the  immediately preceding clauses (a) or (b).

     "Release"--as defined in Section 5.1(f).

     "Representative"--with  respect  to  a  particular  Person,  any  director, officer, employee or agent of such Person.

     "Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or  required  to be filed with or  submitted  to, any  Governmental  Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration,  implementation,  or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Securities Act"--Securities Act of 1933, as amended.

     "Seller"--as defined in the first paragraph of this Agreement.

                                      -32-

     "Sellers"--as defined in the first paragraph of this Agreement.

     "Seller Indemnified Party"--as defined in Section 6.3.

     "Stock"--as defined in the Recitals of this Agreement.

     "Taxes"- (a) any and all applicable foreign, federal, state or local income or franchise taxes and other taxes whatsoever (whether federal,  state, local or foreign),  including,  without limitation,  gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise,  withholding, payroll, employment,  excise,  property,  license,  severance,  stamp, premium,  windfall profits, capital stock, social security (or similar), unemployment,  disability, alternative or add-on minimum and estimated  taxes,  together with any interest, penalties  or  additions  to tax  imposed  with  respect  thereto,  and  (b) any obligations  with  respect  to Taxes  described  in clause  (a) above  under any agreements or arrangements.

     "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have  been  "Threatened"  if any  demand  or  statement  has been made
(orally or in writing) or any notice has been given (orally or in writing).

     "Top  Customers"--  means  those  customers  of KP who,  from the period of
January 1, 2004 through  November  30, 2004,  purchased in excess of $500,000 of products from KP.

                                      -33-

                                                                                                                        Doc. #864095v.1
Exhibits

Exhibit A – Definitions

Schedules

Schedule 3.3 – Capitalization
Schedule 3.4 – Financial Information
Schedule 3.6 – Property; Encumbrances
Schedule 3.8 – Liabilities
Schedule 3.9 – Taxes
Schedule 3.11 – Employee Benefits
Schedule 3.13 – Legal Proceedings
Schedule 3.14 – Absence of Certain Changes and Events
Schedule 3.15(a) – Contracts
Schedule 3.16 – Insurance
Schedule 3.18 – Employees
Schedule 3.20 – Intellectual Property
Schedule 3.23 – Relationships with Related Persons